CONSENT OF DECHERT LLP
We hereby consent to the reference to our firm under the headings “General Information-Other Information” in the Prospectus and “Counsel and Independent Registered Public Accounting Firm” in the Statement of Additional Information, each comprising a part of Post-Effective Amendment No. 2,659 to the Form N-1A Registration Statement of VanEck Vectors ETF Trust, File No. 333-123257. We do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

/s/ Dechert LLP
New York, New York
March 24, 2020